                                  SCHEDULE 14A
                                 (Rule 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement     / / Confidential, for Use of the
                                        Commission Only (as permitted
                                        by Rule 14a-6(e)(2))

/X/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     KEWAUNEE SCIENTIFIC CORPORATION
- ---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

- ---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

  /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
Item 22(a)(2) of Schedule 14A.

  / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

  / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (4) Date filed:

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

                      KEWAUNEE SCIENTIFIC CORPORATION
                          2700 West Front Street
                   Statesville, North Carolina 28677-2927



Eli Manchester, Jr.
President and
Chief Executive Officer

                                               July 28, 1995

TO OUR STOCKHOLDERS:

          You are cordially invited to attend the Annual Meeting of Stockholders of Kewaunee Scientific Corporation (the "Company"), which will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 30, 1995, at 10:00 A.M. Central Daylight Time.

          At the meeting, management will review with you the Company's past year's performance and the major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations. We hope you will be able to join us.

          To assure that your shares are represented at the meeting, please vote, sign and return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting.

          The Company's 1995 Annual Report to Stockholders is enclosed.

                                            Sincerely yours,

                                            Eli Manchester, Jr.

                     KEWAUNEE SCIENTIFIC CORPORATION

                     -------------------------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             to be held on
                            August 30, 1995


          The Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 30, 1995, at 10:00 A.M. Central Daylight Time, for the purpose of considering and acting upon the following:

          (1)  To elect two Class III directors.

          (2) To transact such other business as may properly come before the meeting.

          Stockholders of record at the close of business on July 7, 1995 will be entitled to vote at the meeting.

                                          ROBERT M. CECCHINI
                                          Secretary

July 28, 1995



                         YOUR VOTE IS IMPORTANT

              Please vote, sign and date the enclosed proxy and
                return it promptly in the enclosed envelope.

                      KEWAUNEE SCIENTIFIC CORPORATION
                  Statesville, North Carolina 28677-2927

                               PROXY STATEMENT

          The enclosed proxy is solicited by the Board of Directors of Kewaunee Scientific Corporation (the "Company"). The proxy, together with this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, is being mailed to stockholders on or about July 28, 1995.

                          ELECTION OF DIRECTORS

          Unless a stockholder indicates otherwise on the proxy, proxies will be voted for the election of the two nominees named below. If due to circumstances not now foreseen, one or both of the nominees become unavailable for election, the proxies will be voted for such other person or persons as the Board of Directors may select, or the Board will make an appropriate reduction in the number of directors to be elected. The Board of Directors, at its meeting on June 8, 1995 and upon the recommendation of the Nominating Committee, selected the following two nominees for re-election as directors at the Annual Meeting, each to serve for a three-year term expiring on the date of the 1998 Annual Meeting of stockholders and until their successors are elected and qualified: Kingman Douglass and Eli Manchester, Jr. The Class I and II directors named below have terms which expire in 1996 and 1997, respectively.

Nominees to serve until Annual Meeting in 1998 (Class III):

KINGMAN DOUGLASS, 71, was elected a director of the Company in 1986. He is currently engaged in corporate counseling. From January 1, 1981 through December 31, 1986, he was President of Kingman Douglass, Inc., Chicago, Illinois, a firm specializing in planning and financial services for major corporations.

ELI MANCHESTER, JR., 64, was elected a director of the Company in November
     1990. He was elected President and Chief Executive Officer of the Company on July 11, 1990. For 18 years prior thereto, he was President and Chief Executive Officer of BIW Cable Systems, Inc., a manufacturer of electrical and electronic components.

Directors to serve until Annual Meeting in 1997 (Class II):

JOHN C. CAMPBELL, JR., 52, was elected a director of the Company in 1973.
     Since June 1995, Mr. Campbell has been engaged in private consulting. From May 1992 to June 1995, he was Chief Operating Officer, Executive Vice President and a director of Grounds For Play, Inc., Arlington, Texas, a manufacturer of specialty equipment for children's playgrounds. From January 1989 to April 1992, he was President of adjutant Management Information Services, Arlington, Texas, a consulting firm. Prior thereto, he was a principal, Vice President and a director of The Value Exchange, Inc., Dallas, Texas, a closely-held corporation providing product planning and marketing services.

JAMES T. RHIND, 73, was elected a director of the Company in 1966.  Since
     January 1, 1993, he has been engaged in the practice of law as of counsel to the law firm of Bell, Boyd & Lloyd, Chicago, Illinois, counsel to the Company. Prior thereto, he was a partner in that firm.

Directors to serve until Annual Meeting in 1996 (Class I):

THOMAS F. PYLE, 54, was elected a director of the Company in 1987. He has been Chairman of the Board, President, Chief Executive Officer and principal owner of RAYOVAC Corporation, a manufacturer of batteries and battery-operated lighting devices, since 1982. He is also a director of Johnson Worldwide Associates, Inc.

WILEY N. CALDWELL, 68, was elected a director of the Company in 1988.  From
     1984 to 1992, when he retired, he was President of W.W. Grainger, Inc., a distributor of electrical and mechanical equipment. He served as a director of W.W. Grainger, Inc. until 1993. He is also a director of CBI Industries, Inc. and Consolidated Papers, Inc.

MARGARET BARR BRUEMMER, 44, was elected a director of the Company in February 1995, filling the seat of John L. Bruemmer who retired during the last fiscal year. Ms. Bruemmer has been engaged in the practice of law as a sole practitioner for more than five years.

          Except as otherwise indicated, each director and nominee has had the principal occupation mentioned above for more than five years.

          Mr. Campbell is the first cousin of Laura Campbell Rhind, wife of Mr. Rhind.

          The Board of Directors has set the size of the Board of Directors at seven members, divided into three classes. The Company's certificate of incorporation provides that the three classes shall be as nearly equal in number as possible.

Meetings and Committees of the Board

          During the Company's fiscal year ended April 30, 1995, the Board of Directors held seven meetings. The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board keep informed of the Company's business and activities by reports and proposals sent to them in advance of each Board meeting and reports made to them during these meetings by the President and Chief Executive Officer and other Company officers. The Board is regularly advised of actions taken by the Executive Committee and other committees of the Board as well as significant actions taken by management. Members of management are available at Board meetings and other times to answer questions and discuss issues.

          The Executive Committee of the Board, consisting of Messrs. Rhind (Chairman), Campbell and Manchester and Ms. Bruemmer, exercises the authority of the Board between meetings of the full Board. It also acts as the Nominating Committee of the Board. The Nominating Committee's function is to make recommendations to the full Board with respect to candidates for Board membership, officers of the Company, and Board committee membership. The Nominating Committee will consider as prospective Board nominees persons brought to its attention by officers, directors and stockholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, attention of the Corporate Secretary. The Executive Committee met three times during the Company's last fiscal year.

          The Audit Committee of the Board, consisting of Messrs. Douglass (Chairman) and Campbell and Ms. Bruemmer, met two times during the Company's last fiscal year. The Audit Committee is responsible for recommending annually to the Board of Directors a firm of independent public accountants; reviewing the overall scope of audits and the annual financial statements of the Company and reporting to the Board on the Committee's conclusions; and making inquiries of the independent accountants and the Company's financial officers and reporting to the full Board concerning accounting methods, policies and financial and operating controls.

          The Compensation Committee of the Board, consisting of Messrs. Caldwell (Chairman), Douglass, Pyle and Rhind, considers and provides recommendations to the Board of Directors with respect to the compensation (salaries and bonuses) of officers of the Company; short- and long-range compensation programs for officers and key employees of the Company; benefit programs for all employees of the Company; and stock option grants to key employees. The Compensation Committee also administers and interprets the Company's stock option plans for key employees. The Compensation Committee met two times during the Company's last fiscal year.

          The Financial/Planning Committee, consisting of Messrs. Pyle (Chairman), Caldwell, Douglass and Manchester and Ms. Bruemmer, reviews and provides recommendations to the Board of Directors with respect to the annual budget for the Company, the Company's strategic plan and certain major expenditures of the Company. The Financial/Planning Committee also reviews the investment results of the Company's retirement plans. The Financial/Planning Committee met four times during the Company's last fiscal year.

Director Compensation

          Each director who is not an employee of the Company receives for his services as such an annual retainer of $10,800 plus a fee of $900 for each day of Board and/or committee meetings attended, a multiple-meeting fee of $1,125 and a $450 fee for telephone meetings. In addition, the Chairmen of the Audit, Compensation and Financial/Planning Committees receive an annual fee of $1,350. Payment of such fees may be deferred at the request of a director. Under the Company's Directors' Stock Option Plan approved by the stockholders on August 25, 1993, each of the Company's then non-employee directors was granted on September 8, 1993 a one-time option to purchase 5,000 shares of the Company's common stock and Ms. Bruemmer was granted a similar option in July 1995. These options become exercisable in 25% increments on August 1 of each of the next four years after the date of grant.

Non-employee directors may also elect to participate in the Company's health insurance program, with a cost to them equal to the amounts paid by the Company's employees for participation in the same programs. During the last fiscal year, Mr. Campbell participated in this program.

          Directors who are employees of the Company receive no compensation for serving as directors.

                           EXECUTIVE COMPENSATION

Certain Summary Compensation Information

          The following table sets forth certain information for the fiscal years ended April 30, 1995, 1994 and 1993, with respect to the compensation of the Chief Executive Officer and each of the other executive officers of the Company whose total salary and bonus exceeded $100,000 in all capacities in which they served.

                         SUMMARY COMPENSATION TABLE


                                                      Long-Term
                                                     Compensation
                                                  ------------------
                          Annual Compensation      Restric-            All Other
Name and       Fiscal     -------------------        ted                Compen-
Principal       Year    Salary   Bonus   Other      Stock    Options    sation
Position                          (1)     (2)       Awards     (#)        (3)
- --------       ------   ------   -----   -----     --------  -------   ---------

Eli Manchester,
  Jr.,         1995  $250,000    --      --         --        --        $8,600
  President    1994  $250,000    --      --         --        --         9,497
  and CEO      1993   254,160    --      --         --        --         8,728

Robert M.
  Cecchini,
  Vice
  President,
  Finance,
  Treasurer,   1995  $127,083    --      --         --        --        $5,033
  Secretary    1994   120,000    --      --         --       10,000      4,752
  and CFO      1993   106,667    --      --         --        4,000      4,484

T. Ronald
  Gewin,
  Vice
  President,   1995  $135,725  $ 6,000   --         --        --        $6,009
  Manufac-     1994   130,667   16,020   --         --       10,000      1,762
  turing(5)    1993    47,554   20,834  $15,812(4)  --        4,000      --

William A.
  Shumaker,
  Vice
  President,    1995 $127,083  $ 6,000   --         --        --        $  875
  Marketing     1994   49,819     --     --         --       10,000      --
  and Sales(6)  1993   --         --     --         --        --         --

- -----------
(1) Bonus payments are reported for the fiscal year in which the related services were performed.
(2) This column shows the Company's aggregate incremental costs with respect to personal benefits provided to the named executive officers when such amount exceeds the lesser of $50,000 or 10% of salary and bonus as reported for the named executive officer.
(3) The amount listed for each named executive officer consists of matching contributions made by the Company during the year on behalf of that executive officer to the Company's (i) Incentive Savings Plan and (ii) Executive Deferred Compensation Plan. For Fiscal Year 1995, the separate amounts for each named executive officer are, respectively: Mr. Manchester - $3,600 and $5,000; Mr. Cecchini - $2,491 and $2,542; Mr. Gewin - $2,974 and $3,035; and Mr. Shumaker-
     $.0 and $875.
(4) This amount reflects amounts paid to or on behalf of Mr. Gewin for moving and relocation expenses.
(5) Mr. Gewin joined the Company on December 15, 1992 as Vice President of Manufacturing.
(6) Mr. Shumaker joined the Company on December 7, 1993 as Vice President of Marketing and Sales.

Options Granted

          There were no options granted during fiscal year 1995 to the named executive officers of the Company.

Option Values at Fiscal Year-End

          The following table reflects the unexercised options and the value of those options as of April 30, 1995 held by each named executive officer. There were no options exercised during fiscal year 1995.

                     OPTION VALUES AT FISCAL YEAR-END

                             Number of              Value of Unexercised
                        Unexercised Options         In-the-Money Options
                        at Fiscal Year-End           at Fiscal Year-End
                    Exercisable  Unexercisable   Exercisable  Unexercisable

Eli Manchester, Jr.      --          45,000          None          None
Robert M. Cecchini      9,500        11,500          None          None
T. Ronald Gewin         4,500         9,500          None          None
William A. Shumaker     2,500         7,500          None          None

Retirement Plan

          The executive officers of the Company participate in the Company's Retirement Plan. The Retirement Plan provides retirement benefits for participating employees which are calculated with reference to years of service and final average monthly compensation (salary and bonus). The benefit amount is calculated as 40% of the 10-year final average annual compensation minus 50% of the Primary Social Security Benefit, all multiplied by a fraction, the numerator of which is the number of years of credited service up to 30 years, and the denominator of which is 30. Participants in the Plan may elect among several payment alternatives. The following table shows estimated annual benefits payable to employees with the indicated years of service and final average annual compensation. The estimated annual benefits are based upon the assumption that the Plan will continue in effect, without change, that the participant retires at age 65, and that the participant does not elect any alternate payment option under the Plan. At April 30, 1995, the credited years of service under the Plan for Messrs. Manchester, Cecchini, Gewin, and Shumaker were 4.6, 6.1, 2.6, and 1.6, respectively.

                                     Years of Service
Final Average
Compensation       10        15        20        25        30         35
- -------------
$300,000         $17,600   $26,400   $35,200   $44,010   $52,810    $52,810
 250,000          17,600    26,400    35,200    44,010    52,810     52,810
 200,000          17,600    26,400    35,200    44,010    52,810     52,810
 150,000          17,600    26,400    35,200    44,010    52,810     52,810
 130,000          14,940    22,400    29,870    37,340    44,810     44,810
 100,000          10,940    16,400    21,870    27,340    32,810     32,810

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The Company's executive compensation program is designed to attract, motivate, reward and retain management talent critical to the Company's achievement of its objectives. The Compensation Committee of the Board, which consists of four non-employee directors of the Company, considers and provides recommendations to the full Board of Directors with respect to salaries and other compensation programs for executive officers of the Company.

          Salaries and other compensation for the Company's executive officers are based on each executive officer's responsibilities and on his or her performance over time, as well as on the recommendation of the Chief Executive Officer. In order to assure that salaries and compensation remain competitive, the Company subscribes to and consults various published surveys on executive compensation.

Executive Officer Compensation

          The Company's compensation program for executive officers has four principal components which are discussed below.

Base Salary

          The base salary of each of the executive officers, other than the Chief Executive Officer, is determined after considering the compensation levels of management personnel with similar responsibilities utilizing compensation surveys for manufacturing and service companies with generally similar annual sales volume. As these surveys are broad based, they include companies other than those comprising the Similar Market Capitalization Index used in the Performance Graph below. Using the compensation surveys, a salary range consisting of minimum, mid-point and maximum reference points is established for each executive officer. The base salary for each executive officer is then determined by considering the particular qualifications of the executive holding the position, his or her level of experience, and his or her sustained performance over time.

Annual Incentive Compensation

          The Company's executive officers are eligible to participate in an incentive compensation plan with bonus awards based primarily on the Company's attainment of specified financial goals and, to a lesser extent, the achievement of individual objectives and other relevant factors which the Board takes into account on a discretionary basis. During the past few years, the bonus goals have been short-range, that is, based on the current year's operations.
Payments to participants are limited to a designated percentage of their annual salary.

Stock Option Plans

          The Company uses stock options as its primary long-term incentive plan for executive officers. Stock options provide executive officers with an incentive to improve the operations and increase profits of the Company, with the opportunity to acquire and build an ownership interest in the Company and share in the benefits of strong operating results and growth development. The exercise price may not be less than the fair market value of the Company's common stock on the date of the grant. Individual awards are based on the individual's performance and his or her comparative base salary level. The Committee also considers the number of stock option grants previously made. Stock option awards are normally made annually in August, based on the recommendations of the Chief Executive Officer and the Compensation Committee.

Other Compensation Plans

          Each of the Company's executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various group compensation and benefit plans. Benefits under these plans are not directly, or indirectly, tied to employee or Company performance.

CEO Compensation

          Mr. Manchester became President and Chief Executive Officer of the Company in July 1990 and entered into an employment agreement in December 1990 providing for a base salary of not less than $250,000 per year. In establishing his salary for fiscal year 1995, the Compensation Committee considered the same factors as in prior years, including operating results for the prior year, development of the Company's business through a strong management team, containment of operating cost and general expenses, the stock price and Mr. Manchester's personal recommendation. Based on these considerations, the Compensation Committee maintained his fiscal year 1995 salary at $250,000.

          In connection with his employment agreement, during fiscal year 1991 the Company granted Mr. Manchester non-qualified stock options on 45,000 shares of the Company's common stock with an exercise price equal to the fair market value of the stock on the grant date. The right to exercise these options is subject to performance standards and time intervals, and if the Company's operating results do not match these standards, the options will not be exercisable. Additionally, during fiscal year 1991 the Company granted Mr. Manchester 50,000 restricted shares of the Company's common stock under a Restricted Stock Agreement providing for a four-year vesting period, which has now been completed. The Board granted these stock benefits to Mr. Manchester so that he would have a significant ownership stake in the operation and success of the Company.

                                Wiley N. Caldwell, Chairman
                                Kingman Douglass
                                Thomas F. Pyle
                                James T. Rhind

                               PERFORMANCE GRAPH

          The graph below sets forth a comparison of the Company's annual stockholder return with the annual stockholder return of (i) the NASDAQ Market Index, and (ii) an index of all NASDAQ, non-financial companies with similar market capitalization to the Company(1). The graph is based on an investment of $100 on May 1, 1990 in the Company's common stock, assuming dividend reinvestment. The graph is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company's stock. The graph and related data were furnished by Media General Financial Services, Richmond, Virginia.

                 Comparison of 5 Year Cumulative Total Return
             Kewaunee Scientific Corporation, NASDAQ Market Index
                    and Similar Market Capitalization Index

                       1990     1991     1992     1993     1994     1995
Kewaunee Scientific
  Corporation           100    118.34   136.40    86.95    71.60    51.14
Peer Group              100     79.04   102.97    76.70   112.90   124.91
Broad Market            100    111.17   114.03   136.25   152.93   166.98

- ----------------------------
(1) In addition to the Company, the Similar Market Capitalization Index is comprised of the following companies: ACR Group Incorporated; American Consumer Products Incorporated; American Locker Group; Biodynamics International Incorporated; CERBCO Inc. CL A; Chefs International Incorporated; Comtech Telecommunications Corporation; Dynamic Oil Ltd.; Hallwood Energy Corporation; Hawkins Energy Corporation; Kevlin Corporation; Lifschultz Industries Incorporated; Margate Industries Incorporated; Met Coil Systems Corporation; NATEC Resources Incorporated; NTN Canada Incorporated; Oce-Van Der Grinten NV; Photo Control Corporation; Rawson-Koenig Incorporated; ROBEC Incorporated; Trans Industries Inc.; Tubby's Inc.; and Ventura Entertainment Group Ltd. Consistent with the prior year, the Company used for an index NASDAQ, non-financial companies with a market capitalization at the end of the respective fiscal year similar to that of the Company. This index was used because there exists no applicable published industry index or line-of-business index, and the Company does not believe it can reasonably identify a peer group of companies in its industry because the Company's primary competitors are either divisions of larger corporations or are privately owned. The range of market capitalization for the companies in the current year index is $6.7 million to $7.3 million, and the Company's market capitalization was approximately $7.0 million at April 30, 1995. The range of market capitalization for the companies in the prior year index was $7.8 million to $8.5 million, and the Company's market capitalization was approximately $8.3 million at April 30, 1994.

                        AGREEMENTS WITH CERTAIN EXECUTIVES

          On December 11, 1990, the Company and Mr. Manchester entered into an employment agreement providing for his employment as President and Chief Executive Officer of the Company. The agreement provides for a salary of not less than $250,000 per year, to be reviewed annually by the Compensation Committee and the Board of Directors, and the opportunity to participate in all fringe benefit plans available to executives of the Company. Under the agreement, the Company granted Mr. Manchester non-qualified stock options on 45,000 shares of the Company's common stock. The right to exercise these options is subject to performance standards and time intervals. If Mr. Manchester's employment is terminated by the Company without cause prior to July 11, 1996, he will be entitled to receive as severance pay one-year's salary and fringe benefits, reduced by income earned during the payment period.

          In connection with his employment, Mr. Manchester and the Company entered into a Restricted Stock Agreement pursuant to which Mr. Manchester was granted 50,000 restricted shares of the Company's common stock. Mr. Manchester's right to continue to receive such shares on an unrestricted basis was conditioned upon his continued employment by the Company. As of April 30, 1995, Mr. Manchester had received all 50,000 of these shares on an unrestricted basis.

          On December 8, 1992, the Company entered into an employment agreement with Mr. Gewin providing for his employment as Vice President of Manufacturing. The agreement provides for an annual salary commencing at $125,000 and the opportunity to participate in the Company's Incentive Compensation Plan and the Key Employee Stock Option Plan. He also is entitled to receive benefits generally available to executives of the Company. On December 15, 1994, the Company also entered into an agreement with Mr. Gewin which provides that if the Company is acquired, and he is terminated without cause within two years from the acquisition date, the Company or successor entity will be obligated to pay him separation pay equal to twelve months of his then base salary, reduced by income earned during the payment period.

          On June 8, 1993, the Company entered into an agreement with Mr. Cecchini which provides that if the Company is acquired, and he is terminated without cause before the age of 65 and within two years from the acquisition date, the Company or successor entity will be obligated to pay him separation pay equal to twelve months of his then base salary, reduced by income earned during the payment period, up to his 65th birthday.

          On December 7, 1993, the Company entered into an employment agreement with Mr. Shumaker providing for his employment as Vice President of Marketing and Sales. The agreement provides for an annual salary commencing at $125,000 and the opportunity to participate in the Company's Incentive Compensation Plan and Key Employee Stock Option Plan. Mr. Shumaker also receives benefits generally available to executives of the Company. The agreement also provides that if Mr. Shumaker is terminated from employment without cause, Mr. Shumaker will be entitled to receive separation pay equal to six months of his then base salary, reduced by income earned during the payment period.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table contains information with respect to the "beneficial ownership" (as defined by the Securities and Exchange Commission) of shares of the Company's common stock, as of June 30, 1995, by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the shares shown are held directly with sole voting and investment power.

                                        Shares          Percent
                                     beneficially          of
Name                                    owned            class
- ----                                 ------------       -------
Margaret Barr Bruemmer(1)(2)            45,635            1.9%
Wiley N. Caldwell(1)                     3,000             *
John C. Campbell, Jr.(1)(3)             44,167            1.9%
Kingman Douglass(1)(4)                  12,500             *
Eli Manchester, Jr.                     60,000            2.5%
Thomas F. Pyle(1)(5)                     6,500             *
James T. Rhind(1)(6)                   293,144           12.4%
Robert M. Cecchini(1)                   14,000             *
T. Ronald Gewin(1)(7)                    7,180             *
William A. Shumaker(1)                   3,000             *

Directors and executive officers
  as a group (10 persons)(8)           489,126           20.7%

- -----------------------
* Percentage of class is less than 1%.

(1) Includes shares which may be acquired within sixty (60) days from June 30, 1995 upon exercise of options by: Ms.
     Bruemmer - 1,250; Mr. Caldwell - 2,500; Mr. Campbell - 2,500; Mr. Douglass - 2,500; Mr. Pyle - 2,500; Mr. Rhind -
     2,500; Mr. Cecchini - 14,000; Mr. Gewin - 7,000; and Mr.
     Shumaker - 2,500.

(2) Includes 2,000 shares held as custodian for Ms. Bruemmer's minor children and 42,385 shares held by Ms. Bruemmer's husband.

(3) Includes 5,926 shares held by Mr. Campbell's wife, as to which shares he disclaims beneficial ownership.

(4) Includes 10,000 shares held by a trust of which Mr. Douglass is a trustee.

(5) Includes 4,000 shares in which Mr. Pyle shares voting and investment power.

(6) Includes 196,452 shares held by Mr. Rhind's wife, Laura Campbell Rhind, as to which shares he disclaim beneficial ownership, 44,910 shares held by two trusts of which Mr. Rhind is sole trustee, as to which shares he disclaims beneficial ownership and 12,000 shares owned by a charitable foundation of which he is one of three directors, as to which shares he disclaims beneficial ownership.

(7) Includes 120 shares held by Mr. Gewin's wife, as to which shares he disclaims beneficial ownership and 60 shares held by his minor child, as to which he disclaims beneficial ownership.

(8) Directors and executive officers as a group had sole voting and investment power over 173,273 shares of the Company's common stock outstanding on June 30, 1995, shared voting and investment power over 281,103 shares, and held options to purchase 34,750 shares which were currently exercisable or would become exercisable within 60 days from June 30, 1995.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

          The following table contains information with respect to the "beneficial ownership" (as defined by the Securities and Exchange Commission) of shares of the Company's common stock, as of June 30, 1995, by each person who is known by management of the Company to have been the "beneficial owner" of more than five percent of such stock as of such date. Except as otherwise indicated by footnote, the shares shown are held with sole voting and investment power.

                                        Shares          Percent
                                     beneficially          of
Name                                    owned            class
- ----                                 ------------       -------
John L. Bruemmer                      138,475(1)           5.9%
Coronet Insurance Company
  and Subsidiaries                    275,100(2)          11.6%
Elizabeth B. Gardner                  224,569(3)           9.5%
Laura Campbell Rhind                  293,144(4)          12.4%
Dimensional Fund Advisors, Inc.       147,900(5)           6.2%

- -------------------
(1)  Mr. Bruemmer's address is 416 Summit Road, Madison, Wisconsin  53704.

(2) The shares owned by Coronet Insurance Company listed in the table are shown as being owned as of May 31, 1995 according to a Form 4 Report filed with the Securities and Exchange Commission on June 9, 1995. Coronet Insurance Company's address is 3500 West Peterson Avenue, Chicago, Illinois 60659.

(3) Includes 77,593 shares held by Mrs. Gardner as a trustee of certain irrevocable trusts for the benefit of her children, as to which shares she disclaims beneficial ownership, and 11,925 shares held by Mrs. Gardner's husband, as to which shares she disclaims beneficial ownership. Mrs. Gardner's address is 42 Logan Terrace, Golf, Illinois 60029.

(4) Includes 84,692 shares held by Mr. Rhind, as to which shares Mrs. Rhind disclaims beneficial ownership, and 12,000 shares held by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. and Mrs. Rhind and the third director share voting and investment power over these shares, but disclaim beneficial ownership of them. Mrs. Rhind's address is 830 Normandy Lane, Glenview, Illinois 60025.

(5) The shares owned by Dimensional Fund Advisors listed in the table are shown as being owned as of December 31, 1994 according to a Schedule 13G filed with the Securities and Exchange Commission on February 9, 1995. Dimensional Fund Advisors' address is 1299 Ocean Avenue, Santa Monica, California 90401.

          On the basis of reports and representations by the directors, executive officers and 10% stockholders of the Company, all Forms 3, 4 and 5 showing ownership of and changes in ownership in the Company's equity securities during 1994 were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934, except that
(1) Mr. Bruemmer, formerly a director of the Company, reported a change in the nature of ownership of securities of the Company which occurred on August 10, 1993 and the distribution of stock from a trust over which Mr. Bruemmer was a trustee which occurred on December 21, 1994, on a Form 4 Report filed on March 15, 1995, and (2) the initial statement of beneficial ownership of securities on Form 3 for Coronet Insurance Company which should have been filed on or before April 10, 1995, was instead filed on May 10, 1995.

                      INDEPENDENT PUBLIC ACCOUNTANTS

          Deloitte & Touche LLP has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to act as the Company's independent public accountants for the fiscal year ending April 30, 1996. Deloitte & Touche LLP served as independent public accountants for the Company for the fiscal year ended April 30, 1995. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and will be afforded an opportunity to make a statement if he desires to do so and to respond to questions by stockholders.

                           STOCKHOLDER PROPOSALS

          The deadline for receipt of stockholder proposals for inclusion in the Company's 1996 proxy material is March 22, 1996.

                     PROXIES AND VOTING AT THE MEETING

          The expense of solicitation of proxies is to be paid by the Company. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the stock.

          At the close of business on July 7, 1995, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 2,366,717 shares of common stock of the Company outstanding and entitled to vote.

          Each share of common stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, by written notice to the Secretary, by delivery of a later-date proxy or in person at the meeting.

          The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect the two nominees for director. Any other matters properly brought before the meeting, must be approved by the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote.

          A stockholder entitled to vote for the election of directors can withhold authority to vote for either or both of the nominees for Class III directors.

                           FINANCIAL STATEMENTS

          The Company has enclosed its Annual Report to Stockholders for the fiscal year ended April 30, 1995 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                              OTHER MATTERS

          Management of the Company knows of no other matters which are likely to be brought before the Annual Meeting of Stockholders. If any such matters are brought before the meeting, the persons named in the enclosed proxy will vote thereon according to their judgment.

                                          By Order of the
                                          Board of Directors



                                          ROBERT M. CECCHINI
                                          Secretary

July 28, 1995

                                   PROXY

                      KEWAUNEE SCIENTIFIC CORPORATION
                          2700 West Front Street
                  Statesville, North Carolina  28677-2927

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Margaret Barr Bruemmer, Wiley N. Caldwell and James T. Rhind as Proxies, each with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Kewaunee Scientific Corporation held of record by the undersigned on July 7, 1995, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on August 30, 1995 and at any adjournment thereof.

     Your vote for two directors may be indicated on the reverse side. Kingman Douglass and Eli Manchester, Jr. have been nominated for election as Class III Directors.

              (Continued and to be signed on the reverse side)

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees in the Item 1 below. Please mark your vote inside one box below.

1. Election of Class III Directors:        If you wish to withhold
   Kingman Douglass and                    authority for either of the
   Eli Manchester, Jr.                     nominees, write such nominee's
FOR the nominees          WITHHOLD         in this space.
  listed above           AUTHORITY
(except as marked      to vote for the
to the contrary)    nominees listed above  ------------------------------

     / /                    / /

2. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

                                   You are urged to date, sign and return
                                   promptly this proxy in the envelope
                                   provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

                                   Date:                            , 1995
                                        ----------------------------


                                   ---------------------------------------
                                                 Signature


                                   ---------------------------------------
                                          Signature if held jointly

                                   IMPORTANT: Please sign exactly as your
                                   name or names appear hereon. If signing as an attorney, executor, administrator, trustee, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate your capacity or full title.
                                   If stock is held jointly, each joint
                                   owner should sign.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"